                                  EXHIBIT 8.1

                            B A S S,  B E R R Y  &  S I M S    P L C
                            A PROFESSIONAL LIMITED LIABILITY COMPANY
                                        ATTORNEYS AT LAW

    KNOXVILLE OFFICE:                                                 NASHVILLE OFFICE:
   1700 RIVERVIEW TOWER         THE TOWER AT PEABODY PLACE        2700 FIRST AMERICAN CENTER
 KNOXVILLE, TN 37901-1509      100 PEABODY PLACE,  SUITE 950      NASHVILLE, TN 37238-2700
      (423) 521-6200           MEMPHIS, TENNESSEE 38103-2625          (615) 742-6200
                                      (901) 543-5900
                                    www.bassberry.com

                               February 18, 2000


National Commerce Bancorporation
One Commerce Square
Memphis, TN 38150

Piedmont Bancorp, Inc.
260 South Churton Street
Hillsborough, North Carolina 27278-2507

     RE: Federal Income Tax Consequences of Merger of Piedmont Bancorp, Inc. with and into National Commerce Bancorporation

Ladies and Gentlemen:

     We have acted as counsel for National Commerce Bancorporation ("NCBC") in connection with the Merger (the "Merger") of Piedmont Bancorp, Inc. ("Piedmont") with and into NCBC, pursuant to the Agreement and Plan of Reorganization dated as of December 27, 1999 (the "Agreement") by and between NCBC and Piedmont. You have requested our opinion, in our capacity as counsel to NCBC, regarding certain federal income tax consequences of the Merger.

     We understand that our opinion will be referred to in the Proxy Statement/Prospectus of NCBC and Piedmont that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion and to the filing of this opinion as an exhibit to the Registration Statement.

     All capitalized terms used herein without definition have the respective meanings specified in the Agreement. All references herein to the Code are to the united States Internal Revenue Code of 1986, as amended.

National Commerce Bancorporation
Piedmont Bancorp, Inc.
February 18, 2000
Page 2

                             INFORMATION RELIED ON
                             ---------------------

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement. In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary. However, we have not yet obtained written certificates from NCBC and Piedmont to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

     In view of the foregoing, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

     1. The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither NCBC nor Piedmont has a plan or intention to waive or modify any such material term or condition.

     2. The fair market value of the NCBC Common Stock and other consideration received by each Piedmont shareholder will be approximately equal to the fair market value of the Piedmont Common Stock surrendered by such shareholder in the Merger.

     3. Neither Piedmont nor any person related to Piedmont has acquired or will acquire, in connection with the merger, any Piedmont Common Stock from the Piedmont shareholders prior to the Effective Time. For purposes of this assumption, a person is related to Piedmont if it is (i) a corporation as to which Piedmont owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (ii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of Piedmont. A person will be deemed related to Piedmont for this purpose if such relationship exists either immediately before or immediately after such acquisition, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partners' interest in the partnership.

     4. Neither NCBC nor any person related to NCBC has acquired or will acquire, in connection with the Merger, any Piedmont Common Stock from the Piedmont shareholders prior to the Effective time. For purposes of this assumption, a person is related to NCBC if it is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which NCBC owns, actually or constructively, fifty percent or more of the total voting power or

National Commerce Bancorporation
Piedmont Bancorp, Inc.
February 18, 2000
Page 3

total value of the shares of all classes of stock outstanding, or (iii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of NCBC. A person will be deemed related to NCBC for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership.

     5. Neither NCBC nor any person related to NCBC has any plan or intention to reacquire any of the shares of NCBC Common Stock issued in the Merger. For purposes of this assumption, a person is related to NCBC if it is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which NCBC owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (iii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of NCBC. A person will be deemed related to NCBC for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership.

     6. The liabilities of Piedmont to be assumed by NCBC and the liabilities to which the transferred assets of Piedmont are subject were incurred by Piedmont in the ordinary course of its business.

     7. NCBC, Piedmont and the shareholders of Piedmont will pay their respective expenses, if any, incurred in connection with the Merger.

     8. There is no intercorporate indebtedness existing between Piedmont and NCBC that was or will be issued, acquired, or settled at a discount.

     9. Neither Piedmont nor NCBC is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of such corporation's stock entitled to vote, or 50 percent or more of the total value of shares of all classes of such corporation's stock outstanding.

National Commerce Bancorporation
Piedmont Bancorp, Inc.
February 18, 2000
Page 4


     10. Piedmont is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

     11. The fair market value of the assets of Piedmont transferred to NCBC will equal or exceed the sum of the liabilities assumed by NCBC plus the amount of liabilities, if any, to which the transferred assets are subject.

     12. NCBC has no plan or intention to sell or otherwise dispose of any of the assets acquired from Piedmont, except for dispositions made in the ordinary course of business.

     13. Following the Merger, NCBC will continue the historic business of Piedmont or use a significant portion of Piedmont's historic business assets in a business.

     14. None of the compensation received by any shareholder-employees of Piedmont in contemplation of or as result of the Merger will be separate consideration for, or allocable to, any of their shares of Piedmont Common Stock; none of the shares of NCBC Common Stock received by any shareholder-employees of Piedmont in exchange for Piedmont Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     15. The outstanding Piedmont Options have been granted by Piedmont as compensation in connection with the provision of services to Piedmont and Hillsborough Savings Bank, Inc., SSB, by the Piedmont Option holders.

     16. The payment of cash in lieu of fractional shares of NCBC Common Stock is solely for the purpose of avoiding the expense and inconvenience to NCBC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Piedmont shareholders instead of issuing fractional shares of NCBC Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Piedmont shareholders in exchange for their shares of Piedmont Common Stock. The fractional share interest of each Piedmont shareholder will be aggregated and no Piedmont shareholder will receive cash in an amount equal to or greater than the value of one full share of NCBC Common Stock.

     17. At the Effective Time, the aggregate fair market of the NCBC Common Stock issued to the Piedmont shareholders in the Merger will represent at least fifty percent (50%) of the total value of the aggregate consideration payable in the Merger to the Piedmont shareholders (including cash paid in lieu of fractional shares of NCBC Common Stock).

National Commerce Bancorporation
Piedmont Bancorp, Inc.
February 18, 2000
Page 5

     18. Piedmont has not and will not, prior to the Effective Time, make any distribution with respect to its stock which is not in the ordinary course of business.

                                    OPINION
                                    -------

     Based upon the foregoing and subject to the limitations below, it is our opinion that:

     1.   The Merger will be treated as a "reorganization" within the meaning of
Section 368(a)(1)(A) of the Code;

     2. No gain or loss will be recognized by NCBC or Piedmont as a result of the Merger;

     3. No gain or loss will be recognized by the shareholders of Piedmont upon the exchange of Piedmont Common Stock for NCBC Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional share interests in NCBC Common Stock) or by the holders of Piedmont Options upon the conversion of such options into rights with respect to NCBC Common Stock;

     4. The aggregate tax basis of the NCBC Common Stock received by a Piedmont shareholder pursuant to the Merger will be the same as the aggregate tax basis of the Piedmont Common Stock surrendered in exchange therefor (excluding any basis allocable to a fractional share of NCBC Common Stock for which cash is received);

     5. The receipt of cash in lieu of fractional shares of NCBC Common Stock will be treated as if fractional shares were distributed as part of the exchange and then were redeemed by NCBC; and

     The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the tine of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.


                                    Very truly yours,

                                    BASS, BERRY & SIMS PLC